Exhibit 99.2 *

Exhibit 99.2

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States.

Wynn Macau, Limited
永利澳門有限公司*

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 1128 and Debt Stock Codes: 5279, 5280, 40102)

CLOSING OF THE ISSUANCE OF US$750,000,000 5.500% SENIOR NOTES DUE 2026 (Debt Stock Code: 40259)

Reference is made to the Company's announcement dated 14 June 2020 in relation to the issuance of US$750,000,000 5.500% Senior Notes due 2026 (the "**Notes**") and the formal notice dated 19 June 2020. Unless otherwise defined in this announcement, capitalised terms used in the Company's announcement dated 14 June 2020 shall have the same meaning when used in this announcement.

The Board is pleased to announce the closing of the issuance of the Notes on 19 June 2020. The Notes will be listed on The Stock Exchange of Hong Kong Limited on 22 June 2020.

* *For identification purposes only.*

PRINCIPAL TERMS OF THE NOTES

Issuer	:	The Company
Aggregate principal amount	:	US$750,000,000
Offering price	:	100.00% of the principal amount of the Notes
Issue date	:	19 June 2020
Interest rate	:	5.500% per annum payable semi-annually in arrears on 15 January and 15 July of each year. Interest will accrue from 19 June 2020
Maturity date	:	15 January 2026, unless earlier redeemed in accordance with terms thereof
First interest payment due date	:	15 January 2021

Securities Codes	: Rule 144A:	CUSIP:	98313R AG1
		ISIN:	US98313RAG11
		COMMON CODE:	219097956
	Regulation S:	CUSIP:	G98149 AG5
		ISIN:	USG98149AG59
		COMMON CODE:	219098006

The Company estimates that the net proceeds from the offering of the Notes will be approximately US$743.1 million after deducting the discounts and commissions of the Initial Purchasers and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes until our business recovers from the effects of the COVID-19 Pandemic, and then to facilitate the repayment of a portion of the amounts outstanding under the Wynn Macau Credit Facilities.

By Order of the Board
Wynn Macau, Limited
Dr. Allan Zeman
Chairman

Hong Kong, 19 June 2020

As at the date of this announcement, the Board comprises Matthew O. Maddox and Ian Michael Coughlan (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Craig S. Billings (as Non-Executive Director); Allan Zeman (as Independent Non-Executive Director and Chairman); and Jeffrey Kin-fung Lam, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors).